Exhibit 99.1

Box Mourns the Passing of Board Member, Kimberly Hammonds

REDWOOD CITY, Calif., July 1, 2022 - Box, Inc. (NYSE:BOX) deeply regrets to announce the passing of Kimberly Hammonds, a member of the company’s board of directors. The Box community mourns the loss of Ms. Hammonds, an esteemed technology leader, visionary and friend, and will always be appreciative of her years of service and her significant and lasting contributions to the company.

“On behalf of the Board of Directors and the entire Box family, we wish to express our deepest condolences to Kim’s family,” said Aaron Levie, cofounder and CEO of Box, and Bethany Mayer, Chair of the Box Board. “Kim’s decades long leadership in driving IT strategy and transformational change at leading enterprises has been an inspiration for women in technology. Kim has been an invaluable contributor to this Board and it has been a privilege to work alongside her as both a colleague and a friend. We are incredibly grateful for her contributions and she will be greatly missed.”

Ms. Hammonds founded The Zoe Foundation, which provides art supplies to cancer centers around the United States for cancer patients to express themselves and find peace in art during their treatment. Box will be making a donation to The Zoe Foundation in memory of Kim. Information and a link to make donations can be found at: https://www.thezoefoundation.org/.

About Box

Box (NYSE:BOX) is the leading Content Cloud, a single platform that empowers organizations to manage the entire content lifecycle, work securely from anywhere, and integrate across best-of-breed apps. Founded in 2005, Box simplifies work for leading global organizations, including AstraZeneca, JLL, and Nationwide. Box is headquartered in Redwood City, CA, with offices across the United States, Europe, and Asia. Visit box.com to learn more. And visit box.org to learn more about how Box empowers nonprofits to fulfill their missions.

Investor Relations:

Cynthia Hiponia / Elaine Gaudioso

650-209-3463

ir@box.com

or

Media Contact:

Rachel Levine

650-503-4209

press@box.com

Source: Box, Inc.